MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 11, 2005		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Stock Repurchase Program

     MFA Mortgage Investments, Inc. (NYSE:MFA) today announced that it has implemented a stock repurchase program to repurchase up to 4,000,000 shares of its outstanding common stock. Subject to applicable securities laws, such repurchases will be made at times and in amounts as MFA deems appropriate and may be suspended or discontinued at any time.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said “This stock repurchase program demonstrates the confidence that we have in our company and our commitment to delivering long-term stockholder value.”

     MFA is a real estate investment trust that seeks to generate income from investing on a leveraged basis in high-quality hybrid and adjustable-rate mortgage-backed securities and other assets. At June 30, 2005, MFA’s assets totaled approximately $7.1 billion.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in reports that MFA files from time to time with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.